Exhibit 99.1

NEWS RELEASE

Contact:	Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS FISCAL 2015 FIRST-QUARTER RESULTS;

Increases Share Purchase Authorization

MONROE, MI., August 19, 2014—La-Z-Boy Incorporated (NYSE: LZB) today reported its operating results for the fiscal 2015 first quarter ended July 26, 2014.

Fiscal 2015 first-quarter highlights for continuing operations:

•                  Consolidated sales for the first quarter increased 7.0% compared with the fiscal 2014 first quarter;

•                  Consolidated operating income increased to $16.5 million compared with $14.8 million in the fiscal 2014 first quarter;

•                  Earnings per share were $0.25, including $0.05 attributable to discontinued operations compared with earnings per share of $0.18 in last year’s first quarter;

•                  The casegoods segment posted a 16.6% increase in sales and a 5.3% operating margin compared with 1.8% in last year’s first quarter; and

•                  Same-store written sales for the La-Z-Boy Furniture Galleries® store network increased 1.0% for the first quarter after a 12.7% increase in last year’s first quarter.

Sales for the fiscal 2015 first quarter were $327.0 million, up 7.0% compared with the prior year’s first quarter.  The company reported income from continuing operations attributable to La-Z-Boy Incorporated of $10.6 million, or $0.20 per diluted share, which includes $0.2 million after tax of restructuring income related to the company’s casegoods segment.  This compares with last year’s first-quarter results of $9.6 million, or $0.18 per diluted share.  Adjusted income from continuing operations attributable to La-Z-Boy Incorporated per share was $0.20 in the first quarter of fiscal 2015, versus $0.18 in the first quarter of fiscal 2014.

The following table provides a reconciliation of our income from continuing operations attributable to La-Z-Boy Incorporated to adjusted income from continuing operations attributable to La-Z-Boy Incorporated.

Reconciliation of Non-GAAP Financial Information

	Quarter Ended
(Amounts in thousands, except per share data)	7/26/2014	7/27/2013
Income from continuing operations attributable to La-Z-Boy Incorporated	$10,584	$9,556
Adjustment for special items (after-tax impact):
Restructuring	(231)	56
Adjusted income from continuing operations attributable to La-Z-Boy Incorporated	$10,354	$9,612

Diluted net income attributable to La-Z-Boy Incorporated per share:
Income from continuing operations attributable to La-Z-Boy Incorporated	$0.20	$0.18
Adjustment for special items:
Restructuring	—	—
Adjusted income from continuing operations attributable to La-Z-Boy Incorporated	$0.20	$0.18

Kurt L. Darrow, Chairman, President and Chief Executive Officer, of La-Z-Boy, said, “We are pleased with the overall sales increase we achieved this quarter against the backdrop of a challenging retail environment.  During the period, we continued to invest in our business with incremental spending on marketing, technology and the opening of new stores, to fuel long-term profitable growth.  The cornerstone of our growth strategy is our ‘4-4-5’ initiative, which is centered around maximizing our store build out opportunities throughout North America.  This strategy is complemented with exciting, on-trend new product, such as the Urban Attitudes collection, creative advertising, lean manufacturing operations and a powerful brand and distribution network.  At the same time, our balance sheet remains strong, allowing for flexibility and the ability to continue to make investments that will deliver future growth and market share gains.”

Wholesale Segments

For the fiscal 2015 first quarter, sales in the company’s upholstery segment increased 6.8% to $262.9 million from $246.1 million in the prior year’s first quarter.  The operating margin for the quarter was 8.4% compared with 9.1% in last year’s first quarter.  In the casegoods segment, sales for the fiscal 2015 first quarter were $28.9 million, up 16.6% from $24.8 million in the fiscal 2014 first quarter, and the operating margin for the segment was 5.3% versus 1.8% in last year’s first quarter.

Darrow commented, “Inherent in our overall marketing philosophy is a multi-channel distribution approach that canvases our branded outlets, including the La-Z-Boy Furniture Galleries® stores and Comfort Studio® locations, as well as other independent dealers in a variety of markets.  For the quarter, we experienced sales increases across all channels of distribution.  During the period, our upholstery segment recorded higher expenses associated with advertising, a new distribution center in southern Ohio, and initial investments in a new e-Commerce platform and website, as well as continued costs associated with our ERP implementation.  Although partially offset by lower incentive compensation, these costs impacted the operating margin for the segment for the quarter compared with last year’s first quarter.  For the period, written same-store sales for the La-Z-Boy Furniture Galleries® network increased 1.0%, following an average increase of 10.5% over the last three years’ first quarters.”

Darrow continued, “We are continuing to highlight our Live Life Comfortably advertising campaign and spent additional money during the quarter to launch the Urban Attitudes collection through various marketing initiatives.  Given the collection’s importance to the overall positioning of the brand and significance to our ability to expand our consumer base by attracting younger individuals, we developed a comprehensive marketing campaign to support the group’s introduction.  As our marketing program continues to deliver results in terms of market share gains, the increased volume inherent in a larger business will allow us to leverage the fixed-cost structure of our manufacturing facilities, improving absorption at the plant level and delivering long-term results.”

Darrow added, “Our casegoods business benefitted from several factors during the quarter, including increased sales resulting from new product introductions, the continued strength in our occasional business and an improved in-stock position in the segment.  During this quarter, as we began transitioning the remaining Kincaid and American Drew bedroom product lines overseas, we were successful in reducing our inventory of the domestic groups that we discontinued as part of the restructuring.  As announced last quarter, we plan to cease production at the Hudson, North Carolina plant in the fall and will become a pure importer of casegoods.  Additionally, we are about half way through our product refresh in the segment, where we are introducing more transitional furniture groups to appeal to a wider consumer base, and expect the various changes in this business will improve its performance.”

During the period, the company received $2.4 million after tax in CDSOA money related to a former subsidiary, which was included as a component of our net income from discontinued operations.

Retail Segment

In the first quarter of fiscal 2015, retail delivered sales were $72.9 million, up 10.0% compared with the first quarter of last year. On the core base of 88 stores included in last year’s first quarter, sales for the segment were flat compared with the year-ago period.  The retail segment posted an operating profit of $0.3 million and an operating margin of 0.4% for the quarter, compared with an operating profit of $1.9 million and an operating margin of 2.9% in last year’s first quarter.

Darrow stated, “During the quarter, we opened one store and have five new stores in the company-owned retail segment slated to open in the second quarter.  Although costs associated with opening these six stores impacted our conversion during the period, these one-time costs, primarily labor and other start-up expenses, represent an investment in our business which will help drive our long-term growth strategy.  We also invested in refreshing and updating the accessories offering across all company-owned stores prior to the fall selling season to further enhance our ability to drive larger tickets and more complete room group purchases.”

Darrow added, “For the period, we increased our gross margin and improved our conversion while experiencing lower traffic.  These metrics would indicate a more qualified consumer is entering our stores and that our sales processes and disciplines are achieving results.  In addition to opening one store, we remodeled two as we work to strengthen our portfolio of stores as part of the company’s overall 4-4-5 build out strategy.  As the size of this business increases, the overall enterprise will benefit from the blended wholesale and retail margin associated with our integrated retail platform.”

La-Z-Boy Furniture Galleries® Store Network

System-wide, for the first quarter of fiscal 2015, including company-owned and independent-licensed stores, same-store written sales, which the company tracks as an indicator of retail activity, were up 1.0% versus last year’s first quarter.  As a result of our 4-4-5 store growth strategy and our acceleration of store changes, we have refined our same-store sales definition as follows: Same-store written sales include the sales of all currently active stores which have been opened for a minimum of 12 months.  When a store is identified for relocation, it is no longer considered comparable one month prior to its relocation. When the relocated store has been opened for a comparable period, it is then treated as a same store.

Total written sales, which include new and closed stores, were up 3.5% for the first quarter.  At the end of the first quarter, the La-Z-Boy Furniture Galleries® store system was composed of 317 stand-alone stores.

For the first quarter, across the network, two stores were opened and five stores were remodeled.  Darrow commented, “We have an ambitious plan for fiscal 2015 that includes 30 to 35 store projects, including openings, remodels and relocations, and, as a result of this activity, we expect to nearly double the number of new concept design stores while adding approximately 12 net new stores.  The activity related to our store build out includes adding new strategic locations, updating older stores into the new concept design format, and relocating and closing certain locations.  At the end of the first quarter, 38 stores of the total 317 were in the new concept design format.  For the second quarter of 2015, we plan to open seven stores, remodel five, relocate two and close one.”

Balance Sheet and Cash Flow

During the quarter, the company used $1.2 million in cash from operating activities, primarily reflecting changes in inventory and receivables in addition to settlements on incentive compensation plans.  La-Z-Boy ended the first quarter with $116.3 million in cash and cash equivalents, $45.2 million in investments to enhance returns on cash, and $5.3 million in restricted cash.  During the quarter, the company paid down its debt by $7.2 million, mainly due to the maturity of an Industrial Revenue Bond, had $19.4 million in capital expenditures, paid $3.1 million in dividends, and purchased 0.3 million shares of stock in the open market under its existing authorized share purchase program, leaving 2.6 million shares remaining in the program before the increase described below.

Dividend and Share Purchase Authorization

The company’s Board of Directors declared a regular quarterly cash dividend of $0.06 per share on the company’s common stock.  The dividend will be paid on September 10, 2014, to shareholders of record as of August 29, 2014.  The Board also approved the purchase of up to an additional 5 million shares under the company’s existing share purchase authorization, established in 1987.  The total number of shares authorized to repurchase represents approximately 15% of the outstanding shares.  The purchases will be made on the open market, with consideration given to the share price, cash flow from operations, alternate investment opportunities and general economic conditions.

Darrow stated, “The increase in our share purchase authorization demonstrates the board’s confidence in the company’s ability to successfully execute its growth strategy while generating ongoing strong free cash flow.  With a solid balance sheet enabling us to invest in long-term growth, we are committed to a disciplined capital allocation structure that allows us to return value to shareholders through various means.”

Business Outlook

Darrow concluded, “We are confident we have a solid strategy in place to drive long-term profitable growth.  The La-Z-Boy brand is the strongest in the furniture industry, our branded distribution network is vast, including more than 900 locations, and we have a unique multi-channel network, where we sell through both the branded channel and to a large and varied dealer base.  Our 4-4-5 store growth strategy has great potential, and we are investing in the company across multiple areas to deliver future performance.  Importantly, as our retail network grows, we will leverage the efficiencies of our lean manufacturing operations and deliver ongoing results through our integrated retail model.”

Conference Call

La-Z-Boy will hold a conference call with the investment community on Wednesday, August 20, 2014, at 8:30 a.m. eastern time.  The toll-free dial-in number is 877.407.0778; international callers may use 201.689.8565.

Forward-looking Information

This news release contains, and oral statements made from time to time by representatives of La-Z-Boy may contain, “forward-looking statements.” With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Actual results could differ materially from those we anticipate or project due to a number of factors, including: (a) changes in consumer confidence and demographics; (b) speed of economic recovery or the possibility of another recession; (c) changes in the real estate and credit markets and their effects on our customers and suppliers; (d) international political unrest, terrorism or war; (e) volatility in energy and other commodities prices; (f) the impact of logistics on imports; (g) interest rate and currency exchange rate changes; (h) operating factors, such as supply, labor or distribution disruptions; (i) any court actions requiring us to return any of the Continued Dumping and Subsidy Offset Act distributions we have received; (j) changes in the domestic or international regulatory environment; (k) adoption of new accounting principles; (l) severe weather or other natural events such as hurricanes, earthquakes, flooding, tornadoes and tsunamis; (m) our ability to procure fabric rolls and leather hides or cut-and-sewn fabric and leather sets domestically or abroad; (n) information technology conversions or system failures; (o) effects of our brand awareness and marketing programs; (p) the discovery of defects in our products resulting in delays in manufacturing, recall campaigns, reputational damage, or increased warranty costs; (q) litigation arising out of alleged defects in our products; (r) our ability to locate new La-Z-Boy Furniture Galleries® stores (or store owners) and negotiate favorable lease terms for new or existing locations; (s) our ability to integrate acquired businesses and realize the benefit of anticipated synergies; (t) the results of our restructuring actions; and (u) those matters discussed in Item 1A of our fiscal 2014 Annual Report on Form 10-K and other factors identified from time-to-time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, whether to reflect new information or new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-sec.  Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:  http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-alerts&t=&id=&.

Non-GAAP Financial Information

The information contained in this press release is intended to supplement, rather than to supersede, our consolidated financial statements.  We report our financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).  However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing our ongoing performance.  This press release contains references to income from continuing operations attributable to La-Z-Boy Incorporated and income from continuing operations attributable to La-Z-Boy Incorporated per share, both adjusted to exclude restructuring.  This press release includes a table reconciling these adjusted measures to the most directly comparable financial measures reported in accordance with GAAP.

Management does not expect the excluded items to significantly affect future operating results and believes that presenting income from continuing operations attributable to La-Z-Boy Incorporated and income from continuing operations attributable to La-Z-Boy Incorporated per share with those items excluded will help investors better understand our operating results for different periods on a comparable basis.  The Reconciliation of Non-GAAP Financial Information table included in this press release presents the excluded items net of tax calculated using the effective tax rate from operations for the period in which the adjustment is presented.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery segment companies are England and La-Z-Boy. The Casegoods segment consists of three brands: American Drew, Hammary, and Kincaid. The company-owned Retail segment includes 102 of the 317 La-Z-Boy Furniture Galleries® stores.

The corporation’s branded distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 317 stand-alone La-Z-Boy Furniture Galleries® stores and 586 independent Comfort Studio® locations, in addition to in-store gallery programs for the company’s Kincaid and England operating units. Additional information is available at http://www.la-z-boy.com/.